EXHIBIT 10.13

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

SECOND AMENDMENT TO THE

CHIQUITA BRANDS INTERNATIONAL, INC.

CAPITAL ACCUMULATION PLAN

THIS SECOND AMENDMENT is made this 15th day of December, 2010 by CHIQUITA BRANDS INTERNATIONAL, INC. (the “Company”).

WITNESSETH:

WHEREAS, the Company has adopted the Chiquita Brands International, Inc. Capital Accumulation Plan (the “Plan”);

WHEREAS, Section 15 of the Plan allows the Company to amend the Plan; and

WHEREAS, the Company desires to transfer benefit obligations under the 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan to the Plan.

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:

1.     A new Section 22 is added to the Plan to provide as follows:

SECTION 22

BENEFITS ATTRIBUTABLE TO THE DEFERRED COMPENSATION PLAN

Effective as of December 31, 2010 (the “Transfer Date”), a “DCP Credit Account” will be established for each of the individuals listed in Exhibit A (the “DCP Participants”), and the DCP Credit Account of each DCP Participant will be comprised of one or more subaccounts corresponding to the accounts (the “DCP Subaccounts”) maintained for the Participant under the 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan (the “DCP”) immediately prior to the Transfer Date. Each DCP Participant shall become, subject to the terms and conditions set forth in this Section, a Participant in the Plan. All liability for the Participant’s accounts under the DCP shall be transferred and shall become a liability under the Plan. The opening balance of the DCP Credit Account (the “DCP Credit”) will be the aggregate of the Participant’s account balances under the DCP immediately prior to the Transfer Date. The opening balance in the each DCP Subaccount will be the balance in the Participant’s corresponding account under the DCP immediately prior to the Transfer Date. A DCP Participant is always vested one hundred percent (100%) in his DCP Credit Account.

A.     Grandfathered Benefits. For the purpose of the effective date provisions of Treas. Reg. §1.409A-6, the DCP Credits constitute “amounts deferred” before December 31, 2004 (within the meaning of Section 409A) and are intended, along with the earnings on the DCP Credits, to be grandfathered benefits not subject to Section 409A. The crediting of the DCP Credit under the Plan is not intended to materially enhance a benefit or right existing under the DCP as of October 3, 2004. The Plan shall be interpreted and construed in a manner that does not result in the DCP Credit becoming subject to Section 409A. Any provision of the Plan that would cause the DCP Credits to become subject to Section 409A shall not apply with respect to the DCP Credits.

B.     Limited Eligibility. A DCP Participant that does not otherwise qualify as a Participant under Sections 3 and 4 shall be treated as a Participant in the Plan only with respect to the benefits provided under this Section 22.

C.     Distribution. Notwithstanding any provision of the Plan to the contrary, each DCP Subaccount will continue be payable in accordance with the distribution provisions of the DCP in effect immediately prior to the Transfer Date, with such distribution provisions applicable to each DCP Subaccount as though it were an account under the DCP, including, without limitation, the following:

(i)	Distribution will be made on the date or dates provided in Sections 3.10 and 12.1 of the DCP and in accordance with each DCP Participant’s deferral election under the DCP and the administrative practices of the Company with respect to the DCP. All payments shall be made in cash and shall be subject to applicable federal, state, local and foreign tax withholding.

For the purpose of this Section 22, “disabled” and “disability” shall mean that a Participant, as a result of accident or illness, is physically, mentally or emotionally unable to perform the duties for which the Participant is employed, and in the Administrative Committee’s opinion is likely to remain so “disabled” for at least one year. The Administrative Committee shall make all determinations as to whether a Participant is “disabled” and shall use such evidence, including independent medical reports and data, as the Administrative Committee deems necessary and desirable.

For purposes of this Section 22, “Company” means Chiquita Brands International, Inc. and its subsidiaries and affiliates which have not adopted a separate deferred compensation plan.

(ii)	The Administrative Committee shall have the right to reduce the length of an installment period to a period that provides an equal annual installment of at least $2,000.

(iii)	Distribution of payments with respect to a Participant’s DCP Credit Account prior to the dates set forth above shall be made only if the Administrative Committee, after consideration of a written application by the Participant, determines that the Participant has sustained financial hardship. For this purpose, a Participant shall also include a terminated Participant receiving severance payments from the Company. Any hardship distribution shall be withdrawn from the Participant’s DCP Credit Account starting with contributions made under the DCP in the most recent year and continuing in reverse chronological order.

D.     Investment of DCP Credits. DCP Credit Accounts shall be invested as provided in Section 6(D). In the event a DCP Participant has not previously made an Investment Election under the Plan, he shall make an Investment Election before the date his account in the DCP is transferred to the Plan. If the Participant does not make an investment election on or before the date the DCP Credit is transferred to the Plan, the DCP Credit shall be invested as provided under Section 6(D)(ii).

2.     The Plan is amended by incorporating the attached Exhibit A.

IN WITNESS WHEREOF, the Company has executed this Second Amendment and otherwise ratifies and approves the Plan in all other respects on the date and year first above written.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ K. R. Holland

Its:	Chairman, Employee Benefits Committee
SVP, Chief People Officer

EXHIBIT A

DEFERRED COMPENSATION PLAN TRANSFERS

Manuel Rodriguez

Michael Sims

[*]